Exhibit 99.1

Republic Bancorp, Inc. Declares Common Stock Dividends

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 16, 2018--Republic Bancorp, Inc. (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company, declared a cash dividend of $0.242 per share on Class A Common Stock and $0.22 per share on Class B Common Stock, payable July 20, 2018 to shareholders of record as of June 15, 2018.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 45 full-service banking centers and one loan production office throughout five states: 32 banking centers in 11 Kentucky communities - Covington, Crestview Hills, Elizabethtown, Florence, Frankfort, Georgetown, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville and New Albany; seven banking centers in six Florida communities (Tampa MSA) – Largo, Port Richey, St. Petersburg, Seminole, Tampa and Temple Terrace; two banking centers in Tennessee – Cool Springs (Franklin) and Green Hills (Nashville) and one loan production office in Brentwood (Nashville); and one banking center in Norwood (Cincinnati), Ohio. The Bank offers internet banking at www.republicbank.com. The Bank also offers separately branded, nation-wide digital banking at www.mymemorybank.com. The Company has $5.1 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

CONTACT:
Republic Bancorp, Inc.
Steve Trager, 502-584-3600
Chairman and Chief Executive Officer